Exhibit 99.1

Aircastle Appoints Michael Kriedberg as Chief Commercial Officer

Stamford, CT. April 16, 2013 - Aircastle Limited (NYSE: AYR) announced today that its affiliate, Aircastle Advisor LLC, appointed Michael Kriedberg as Chief Commercial Officer (“CCO”). Mr. Kriedberg, who will join Aircastle in late April 2013, will be responsible for directing the Company’s investment, lease placement and asset sales activities, and will serve as an integral member of the leadership team. Mr. Kriedberg will be based at the Company’s headquarters in Stamford, CT and report directly to CEO, Ron Wainshal.

Mr. Kriedberg has held various senior level roles at GE Capital during his 23 years with the company, primarily involving aircraft leasing and financing. Most recently, he served as Executive Vice President, Aviation Financing Operations at GE Capital Aviation Services (“GECAS”) where he was responsible for all global secondary market investments and leading GECAS’ lending, asset sales and alternative funding efforts.

Mr. Wainshal commented, “There are very few people in the industry with more investment origination expertise than Mike Kriedberg, and he brings to Aircastle excellent market perspectives and connections. Having worked closely with Mike for seven years at GECAS, I have tremendous respect for his deal acumen and also know him to be a consummate team player. We’re really excited to have Mike join the Aircastle team.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of December 31, 2012, Aircastle’s aircraft portfolio consisted of 159 aircraft on lease with 69 customers located in 36 countries.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE Aircastle Limited